Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS 35% INCREASE IN SECOND QUARTER EARNINGS
9% INCREASE IN QUARTERLY DIVIDEND TO $.12

IRVINE, CALIFORNIA, January 24, 2007 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced net earnings of $3.1 million for the second quarter ended December 31, 2006, a 35% increase from net earnings of $2.3 million for the second quarter of fiscal 2006. Diluted earnings per share for the second quarter increased 34% to $0.27 per share, compared to $0.20 per share for the second quarter of the prior year. For the six months ended December 31, 2006, net earnings increased 9% to $5.1 million, compared to $4.7 million for the first six months of fiscal 2006. Diluted earnings per share were $.44 for the first six months of fiscal 2007, up 8% from $.41 per share for the same period of fiscal 2006. The smaller percentage increase in diluted earnings per share than in net earnings reflects the impact of a greater number of fully-diluted shares for both the three and six month periods.

In reviewing the results, Patrick E. Paddon, President and Chief Executive Officer, noted that, "The large increase in second quarter earnings is due in part to the contribution of $961,000 in recovery and income related to a transaction that filed bankruptcy five years ago. In addition, the early termination of three leases and resolution of another problem lease resulted in recognition of accelerated direct finance income of $439,000 in the quarter. Even without these gains, however, the Company produced over a 36% increase in direct finance income, and net direct finance income after provision for lease losses would have been up at least 20%. This growth largely reflects the benefit from an 18% growth in the average investment in capital leases along with improved yields."

Gross profit of $8.8 million for the second quarter ended December 31, 2006 was up 18% from the second quarter of the prior year. This included a $2.0 million increase in net direct finance and interest income, offset by a $676,000 decrease in other income. Total direct finance and interest income increased 51% to $7.2 million from $4.7 million during the second quarter of the prior year. The average yield on leases held in the Company's own portfolio increased 240 basis points to 11.7%, while the average yield on cash and investments increased 100 basis points to 3.9%. During the second quarter of fiscal 2007, interest expense on deposits increased by $644,000 to $1.2 million due to a 63% increase in average deposit balances and a 126 basis point increase in average interest rates paid. For the second quarter of fiscal 2007, the Company recognized a net reduction in the allowance for lease losses of $250,000. This amount reflected the recovery of $633,000 related to the bankruptcy previously mentioned, offset by a provision of $383,000. The additional provision related to the deterioration in credit quality of certain lessees during the second quarter. All of these factors led to a 48% increase in net direct finance and interest income after provision for lease losses to $6.2 million.

Total other income of $2.6 million reported for the second quarter of fiscal 2007 was down 21% from $3.3 million for the same period of the prior year. The decline reflects a $940,000 decrease in gains from sales of leased property, that was offset somewhat by higher income from lease extensions. The lower income from end of term transactions reflects a 45% decrease in the investment in leases coming to end of term during the period.

For the six months ended December 31, 2006, gross profit of $15.8 million was up 4% from $15.3 million for the same period of the prior year. This increase reflected a $3.4 million, or 44%, increase in net direct finance and interest income after provision for lease losses, offset by a $2.8 million, or 37%, decline in total other income. Total direct finance and interest income increased 45% to $13.1 million for the first six months of fiscal 2007. This increase included the gain noted above, but was primarily due to a 17% increase in the average investment in capital leases, plus a significant improvement in yields earned on the portfolio and on cash and investments. The average yield on leases held in the Company's own portfolio increased 200 basis points to 11.0%, while the average yield on cash and investments increased 130 basis points to 4.0%. For the six months ended December 31, 2006, interest expense on deposits increased by $1.3 million to $2.3 million, reflecting a 132 basis point increase in interest rates paid on average deposit balances that increased by 65% from the year before to $94.4 million. For the first six months of fiscal 2007, the Company recognized a net reduction in the allowance for lease losses of $220,000, reflecting the recovery of $633,000, offset by a provision of $413,000.

Total other income for the first six months of fiscal 2007 decreased by $2.8 million, or 37%, again largely due to a $3.2 million decline in gain on sale of leased property. The large decrease resulted in part from comparison to very strong end of term results recognized during the first six months of fiscal 2006 when the early buyout of four leases contributed to strong results in that period.

During the second quarter and first six months of fiscal 2007, CalFirst Bancorp's selling, general and administrative expenses ("S,G&A") of $3.8 million and $7.6 million, respectively, were relatively unchanged from the same periods of fiscal 2006. During both periods increased costs related to growth in the sales organization were offset somewhat by efforts to contain other expenses and a higher amount of SG&A deferred.

Commenting further on the results, Mr. Paddon indicated, "During the first six months, we produced strong growth in the lease portfolio. New lease transactions booked during the second quarter and six months were $53 million and $96 million, respectively, increases in the range of 17-18% from last year. The net investment in capital leases of $243.2 million at December 31, 2006 is up 14% from June 30, 2006, and 24% from a year ago. The performance of the portfolios generally has been good, and we are pleased with the significant recovery made. We are not satisfied with recent efforts to maintain this level of growth. Transactions in process of $25.2 million are down from $41 million at year-end and a year ago. The volume of new leases originated during the second quarter and first six months are about 16% below fiscal 2006, and our backlog of approved but unbooked leases is about 14% below the level of a year ago. CalFirst Bank continues to represent a growing share of the Company's operations, with the Bank's investment in capital leases now accounting for 50% of the Company's net investment in capital leases.

"At December 31, 2006, the Company's cash and short-term investments were $45.4 million, of which $27.0 million is available to the leasing company operations. At the Board meeting today, the CalFirst Bancorp Board approved a 9% increase in the quarterly dividend rate to $0.12 per share. This follows a similar 1cent increase in the regular quarterly dividend in January 2006. The dividend will be paid April 6, 2007 to shareholders of record on March 23, 2007."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2006 Annual Report on Form 10-K and the 2007 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings
(000's except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2006	2005	2006	2005
		(Restated)		(Restated)
Direct finance income	$ 6,659	$ 4,483	$ 12,123	$ 8,496
Interest income on investments	$ 493	$ 256	$ 979	$ 562
Total direct finance and interest income	$ 7,152	$ 4,739	$ 13,102	$ 9,058

Interest expense on deposits	$ 1,183	$ 539	$ 2,270	$ 996
Provision for lease losses	$ (250)	$ -	$ (220)	$ 402
Net direct finance and interest income, after provision for lease losses	$ 6,219	$ 4,200	$ 11,052	$ 7,660
Other income
Operating and sales-type lease income	$ 1,261	$ 913	$ 2,192	$ 1,828
Gain on sale of leases and leased property	$ 1,081	$ 2,103	$ 2,188	$ 5,369
Other fee income	$ 254	$ 257	$ 412	$ 414
Total other income	$ 2,596	$ 3,273	$ 4,792	$ 7,611

Gross Profit	$ 8,815	$ 7,473	$ 15,844	$ 15,271

Selling, general and administrative expenses	$ 3,849	$ 3,759	$ 7,599	$ 7,610

Earnings before income taxes	$ 4,966	$ 3,714	$ 8,245	$ 7,661

Income taxes	$ 1,900	$ 1,440	$ 3,154	$ 2,969

Net earnings	$ 3,066	$ 2,274	$ 5,091	$ 4,692

Basic earnings per share	$ 0.27	$ 0.20	$ 0.46	$ 0.42
Diluted earnings per share	$ 0.27	$ 0.20	$ 0.44	$ 0.41

Weighted average common shares outstanding	11,179	11,114	11,174	11,110
Diluted number of common shares outstanding	11,511	11,428	11,529	11,419

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	December 31, 2006	June 30, 2006
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 45,386	$ 40,747
Marketable securities	2,497	1,134
Net receivables	1,210	1,905
Property for transactions in process	25,185	41,680
Net investment in capital leases	233,191	213,956
Income tax receivable	1,629	4,744
Other assets	1,990	1,765
Discounted lease rentals assigned to lenders	7,696	8,424
	$318,784	$314,355
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 4,724	$ 3,263
Income taxes payable, including deferred taxes	5,803	9,739
Deposits	94,348	89,166
Other liabilities	9,832	10,236
Non-recourse debt	7,696	8,424
Total liabilities	122,403	120,828
Stockholders' Equity	196,381	193,527
	$318,784	$314,355